  Exhibit i

Peter J. Shea Peter.Shea@klgates.com T+1 212 536 3988 F+ 1 212 536 3901

November 15, 2019

Procure ETF Trust I
16 Firebush Road
Levittown, PA 19056
Procure ETF Trust I
LGBTQ100 ESG ETF (the “Fund”)

Ladies and Gentlemen:

We have acted as counsel to Procure ETF Trust I, a statutory trust formed under the laws of the State of Delaware (the “Trust”), in connection with the filing of Pre-Effective Amendment No. 3 under the Securities Act of 1933 (the “Securities Act”) and Amendment No. 3 under the Investment Company Act of 1940 (the “Investment Company Act”) to the Trust’s registration statement on Form N-1A (File Nos. 333-222120 and 811-23320) (the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) on or about November 15, 2019, (the “Pre-Effective Amendment”), registering an indefinite number of shares of beneficial interest (the “Shares”) in the Fund.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)
the relevant portions of the prospectus and statement of additional information (collectively, the “Prospectus”) filed as part of the Pre-Effective Amendment;

(ii)
the exemptive order applicable to the Trust issued by the Commission under the Investment Company Act permitting the Trust to operate as an exchange-traded fund (the “Exemptive Order”);

(iii)
the declaration of trust and bylaws of the Trust in effect on the date of this opinion letter; and

(iv)
the resolutions adopted by the trustees of the Trust relating to the Pre-Effective Amendment, the establishment and designation of the Fund and the Shares, and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have also assumed compliance by the applicants with each of the conditions contained in the application for the Exemptive Order. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the State of Delaware and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon the foregoing, we are of the opinion that the Shares proposed to be offered and sold pursuant to the Registration Statement, when it is made effective by the Commission or otherwise pursuant to the rules and regulations of the Commission, will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

This opinion is rendered solely in connection with the filing by the Trust with the Commission of the Pre-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of the Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Pre-Effective Amendment and to the reference to this firm’s name under the heading “Other Service Providers — Counsel” in the Prospectus and in any revised or amended versions thereof. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L gates LLP

K&L Gates LLP

K&L GATES LLP 599 LEXINGTON AVENUE NEW YORK NY 10022-6030 T F +1 212 536 3901 klgates.com
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